Exhibit 10.9

FORM OF AMENDMENT TO

CHANGE OF CONTROL EXECUTIVE SEVERANCE AGREEMENT

This Amendment (the “Amendment“) to the Change of Control Executive Severance Agreement (the “Agreement”) dated the 16th day of June, 2005, by and between St. Mary Land & Exploration Company, a Delaware corporation (the “Company”), and [an executive referred to on Attachment A] (the “Executive”), is executed by the Company and the Executive on this 16th day of June, 2005.

RECITALS

A.         The Company and the Executive desire to amend certain provisions of the Agreement in order to conform such provisions to the provisions of Section 409A of the Internal Revenue Code and related guidance published by the Internal Revenue Service through the date of this Amendment; and

B.         All capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

NOW, THEREFORE, in consideration of the Executive’s continued employment with the Company and the mutual agreements set forth herein, the parties agree as follows:

AGREEMENT

Section 1.	Amendments to Agreement.

(a)        The definition of the term “Change of Control” as set forth in Section 1(d) of the Agreement is hereby amended in its entirety to read as follows:

“(d)	‘Change of Control’ shall mean any of the following events:

(i)             (A)The acquisition by any individual or entity (a “Person”) or group of Persons of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than 50% of either (1) the then value of the outstanding shares of common stock of the Company, or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.

(B)        For purposes of paragraph (A), Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a Person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of determining stock ownership, see (d)(iv), below.

(ii)         A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)          (A)Any one Person, or more than one Person acting as a group (as determined in (d)(iii)(C) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(B)        A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to –

(1)        A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)        An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3)        A Person, or more than one Person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(4)        An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a Person described in (d)(iii)(B)(3).

For purposes of this paragraph (d)(iii)(B) and except as otherwise provided, a Person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-

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owned subsidiary of the Company after the transaction, is not treated as a change in the ownership of the assets of the Company.

(C)       Persons will not be considered to be acting as a group for purposes of this paragraph (d)(iii) solely because they purchase assets of the Company at the same time, or as a result of the same public offering. However, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company. If a Person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(D)       For purposes of determining stock ownership, see (d)(iv) below.

(iv)        For purposes of determining whether there has been a Change of Control, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by §§1.83-3(b) and (j) of the income tax regulations promulgated by the Internal Revenue Service), the stock underlying the option is not treated as owned by the individual who holds the option.”

(b)        The definition of the term “Good Reason” as set forth in Section 1(i) of the Agreement is hereby amended to delete the event and condition set forth in Section 1(i)(vii) related to the insolvency of the Company or the filing of a petition for bankruptcy of the Company.

(c)        Section 3(a)(ii) of the Agreement is hereby amended in its entirety to read as follows:

“(ii)       as severance pay, the Company shall continue to make payments to the Executive at the Base Salary rate for the remainder of the Change of Control Period after the Termination Date, in such Base Salary installment amounts and pursuant to such Base Salary installment payment schedule as was in effect immediately prior to the Change of Control; provided, however, that in no event shall such continued payments be made for less than one full year after the Termination Date; and provided, however, that the timing of such payments shall be subject to the provisions of Section 3(d) of this Agreement; and”

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(d)        A new Section 3(d) is hereby added to the Agreement, which Section 3(d) shall read as follows:

“(d)       Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, in the event that any payments or benefits pursuant to the other provisions of this Agreement would result in the imposition on the Executive of any additional taxes or interest pursuant to the provisions of Section 409A of the Code and any temporary or final Treasury Regulations or Internal Revenue Service guidance thereunder, the timing of such payments or benefits shall be appropriately and equitably adjusted, together with any appropriate and equitable adjustments to reflect the time value of money, and any necessary amendments to the provisions of this Agreement shall be made, in order that the Executive may receive the same economic benefits as provided under this Agreement and in compliance with Section 409A of the Code and without the imposition on the Executive of any additional taxes or interest thereunder. In connection therewith, any payments to the Executive under this Agreement which Section 409A(a)(2)(B)(i) of the Code indicates may not be made before the date which is six months after the date of the Executive’s separation from employment service (the “Section 409A Six-Month Waiting Period”) shall not be made during the Section 409A Six-Month Waiting Period but rather shall be delayed until the expiration of the Section 409A Six-Month Waiting Period. With respect to the severance payments provided for under Section 3(a)(ii) of this Agreement, (i) such severance payments that would otherwise occur during the Section 409A Six-Month Waiting Period shall be paid in lump sum upon the expiration of the Section 409A Six-Month Waiting Period, (ii) such severance payments for the remaining six-month period (immediately after the expiration of the Section 409A Six-Month Waiting Period) of the one full year of severance payments to which the Executive may become entitled under Section 3(a)(ii) of this Agreement shall also be paid in lump sum upon the expiration of the Section 409A Six-Month Waiting Period, and (iii) any additional severance payments (in excess of payments for one full year) to which the Executive may become entitled under Section 3(a)(ii) of this Agreement shall be made pursuant to an installment payment schedule commencing on the date which is one full year after the Termination Date and which is otherwise consistent with the provisions of Section 3(a)(ii) of this Agreement.”

Section 2.         Incorporation of Amendment and Remainder of Agreement. The terms and provisions of Section 1 of this Amendment are hereby incorporated into the Agreement and, except for the amendment provisions herein contained, all of the terms and provisions of the Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment. To the extent that the terms and provisions of this Amendment conflict with the terms and provisions of the Agreement, the terms and provisions of this Amendment shall control.

Section 3.         Execution in Counterparts and by Facsimile. This Amendment may be executed in counterparts and signature pages may be delivered by facsimile transmission.

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IN WITNESS WHEREOF, this Amendment to the Change of Control Executive Severance Agreement is hereby duly executed by each party on this 16th day of June, 2005.

THE COMPANY:

ST. MARY LAND & EXPLORATION COMPANY,

a Delaware corporation

By: _______________________________________

Mark A. Hellerstein

Chairman, President and Chief Executive Officer

EXECUTIVE:

___________________________________________

Printed name:________________________________

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ATTACHMENT A

TO

FORM OF AMENDMENT TO

CHANGE OF CONTROL EXECUTIVE SEVERANCE AGREEMENT

Executives with Change of Control Executive Severance Agreements;

All employees of St. Mary Land & Exploration Company who have an officer tile of Vice President or an officer title which is senior to a Vice President.

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